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As filed with the Securities and Exchange Commission on July 23, 2001
                                                                File No. 70-9069


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 6
                                   TO FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                  --------------------------------------------

                                    CONECTIV
                          ATS OPERATING SERVICES, INC.
                            ATLANTIC GENERATION, INC.
                      ATLANTIC JERSEY THERMAL SYSTEMS, INC.
                          CONECTIV ENERGY SUPPLY, INC.
                       CONECTIV OPERATING SERVICES COMPANY
                         CONECTIV THERMAL SYSTEMS, INC.

                                 800 King Street
                              Wilmington, DE 19899

                  --------------------------------------------
                     (Name of company filing this statement
                   and address of principal executive offices)

                                    Conectiv
                  --------------------------------------------
                 (Name of top registered holding company parent)

                                 Philip S. Reese
                          Vice President and Treasurer
                                    Conectiv
                                 (address above)
                  --------------------------------------------

                     (Name and address of agent of service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

Peter F. Clark, General Counsel                    Judith A. Center
Christie Day Leiser, Assistant General Counsel     Skadden Arps, Slate,
Conectiv                                           Meagher, & Flom LLP
800 King Street                                    1440 New York Avenue, N.W.
Wilmington, DE  19899                              Washington, D.C.  20005



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ITEM 1. DESCRIPTION OF PROPOSED TRANSACTIONS

A. BACKGROUND


Conectiv, a Delaware corporation, previously was authorized under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), to consummate certain transactions resulting in the acquisition by Conectiv of all of the outstanding common stock of Delmarva Power & Light Company, a Delaware and Virginia corporation and an operating public utility company, and of Atlantic City Electric Company, a New Jersey corporation and an operating public utility company and of certain direct and indirect nonutility subsidiaries (see HCAR No. 26832 dated February 25, 1998 in File No. 70-9069). Pursuant to authority granted in such order and a number of subsequent orders, Conectiv has established various utility and nonutility subsidiaries, including the subsidiaries listed above, which derive substantially all of their revenues from energy-related activities within the scope of Rule 58 of the Commission's regulations.

B. REQUESTED AUTHORIZATION

Conectiv, on behalf of any current or future nonutility subsidiaries which derive substantially all of their revenues from activities within the scope of Rule 58 ("Rule 58 Subsidiaries"), requests authority to engage in business activities permitted by Rule 58 outside the United States.

C. ENERGY MARKETING AND OTHER RULE 58 ENERGY-RELATED ACTIVITIES OUTSIDE THE UNITED STATES.

Conectiv requests authority on behalf of Rule 58 Subsidiaries to engage in business activities permitted by Rule 58 outside the United States. Such activities may include:

(i) the brokering and marketing of electricity, natural gas and other energy commodities ("Energy Marketing");

(ii) energy management services ("Energy Management Services"), including the marketing, sale, installation, operation and maintenance of various products and services related to energy management and demand-side management, including energy and efficiency audits; facility design and process control and enhancements; construction, installation, testing, sales and maintenance of (and training client personnel to operate) energy conservation equipment; design, implementation, monitoring and evaluation of energy conservation programs; development and review of architectural, structural and engineering drawings for energy efficiencies, design and specification of energy consuming equipment; and general advice on programs; the design, construction, installation, testing, sales and maintenance of new and retrofit heating, ventilating and air conditioning, electrical and power systems, alarm and warning systems, motors, pumps, lighting, water, water-purification and plumbing systems, and related structures, in connection with energy-related needs; and the provision of services and products designed to prevent, control, or mitigate adverse effects of power disturbances on a customer's electrical systems; and

(iii) engineering, consulting and other technical support services ("Consulting Services") with respect to energy-related businesses, as well as for individuals. Such Consulting Services would include technology assessments, power factor correction and harmonics mitigation analysis, meter reading and repair, rate schedule design and analysis, environmental services, engineering services, billing services (including consolidation billing and bill disaggregation tools), risk management services, communications systems, information


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       systems/data processing, system planning, strategic planning, finance, feasibility studies, and other similar services.

Conectiv's specific interest at this time is for authorization to participate through one or more direct or indirect subsidiaries in a new energy market in Canada that will commence operation on or about September 1, 2001. An Independent Electricity Market Operator will be responsible for the Ontario bulk electricity system and for enabling, administering and operating the upcoming competitive wholesale energy markets in the Province of Ontario. Conectiv wishes to participate in that market relatively soon after the market is established.

Conectiv requests that the Commission (i) authorize Rule 58 Subsidiaries to engage in Energy Marketing in Canada;(ii) authorize the Rule 58 Subsidiaries to provide Energy Management and Consulting Services anywhere outside the United States; and (iii) reserve jurisdiction over other activities of Rule 58 Subsidiaries outside the United States and Canada pending completion of the record. The Commission has recognized that given the integrated nature of the United States and Canadian energy markets, the conduct of marketing activities in Canada satisfies the functional relationship standard of Section 11 to the same extent as does the conduct of such activities anywhere within the Unites States. Similarly, the Commission has also found that energy management and consulting activities outside the United States pose no incremental risks to the registered company system to compete effectively in an increasingly global marketplace.(1)

D. STATEMENT PURSUANT TO RULE 54.

Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an Exempt Wholesale Generator ("EWG") or a Foreign Utility Company ("FUCO"), or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rules 53(a), (b), or (c) are satisfied. As demonstrated below, such rules are satisfied.

By Order dated August 17, 2000, HCAR No. 27213 (the "August 17 Order"), the Commission authorized Conectiv to invest up to $350 million ("EWG Project Limit") in EWGs. Conectiv has no investments in FUCOs and does not propose to make any investments in FUCOs. Conectiv is currently in compliance with the EWG Project Limit, in that its current investment in EWGs as of March 31, 2001 was approximately $101.5 million. Moreover, Conectiv will inform the Commission of its investments in EWGs on an ongoing basis by filing with the Commission, as required by the August 17 Order, quarterly certificates containing extensive information specified in the August 17 Order concerning those investments. With respect to the other requirements of Rule 53:

(i) Conectiv maintains books and records to identify investments in, and earnings from, each EWG and FUCO in which it directly or indirectly holds an interest.


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(1) See Energy East Corp. et al, HCAR No. 27228 (September 12, 2000); NiSource
Inc. et al., HCAR No. 27265 (November 1, 2000); Southern Energy, Inc., HCAR No. 27020 May 13, 1999) (supplemented order amending prior order to permit registered holding company subsidiary to engage in power and gas marketing activities in Canada and reserving jurisdiction over such activities outside the United States and Canada); Interstate Energy Corp., HCAR No. 27069 (August 26,
1999); See also, National Fuel Gas Co., HCAR No. 27114 (December 16, 1999).



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       (A) For each United States EWG in which Conectiv directly or indirectly holds an interest:

           (1) the books and records for such EWG will be kept in conformity with United States generally accepted accounting principles ("GAAP");

           (2) the financial statements will be prepared in accordance with GAAP; and

           (3) Conectiv directly or through its subsidiaries undertakes to provide the Commission access to such books and records and financial statements as the Commission may request.

       (B) For each FUCO or foreign EWG that is a majority-owned subsidiary of
           Conectiv:

           (1) the books and records for such subsidiary will be kept in accordance with GAAP;

           (2) the financial statements for such subsidiary will be prepared in accordance with GAAP; and

           (3) Conectiv directly or through its subsidiaries undertakes to provide the Commission access to such books and records and financial statements, or copies thereof in English, as the Commission may request.

       (C) For each FUCO or foreign EWG in which Conectiv owns 50% or less of the voting securities, Conectiv directly or through its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances, to cause:

           (1) such entity to maintain books and records in accordance with GAAP;

           (2) the financial statements of such entity to be prepared in accordance with GAAP; and

           (3) access by the Commission to such books and records and financial statements (or copies thereof) in English as the Commission may request and, in any event, will provide the Commission on request copies of such materials as are made available to Conectiv and its subsidiaries. If and to the extent that such entity's books, records or financial statements are not maintained in accordance with GAAP, Conectiv will, upon request of the Commission, describe and quantify each material variation therefrom as and to the extent required by subparagraphs (a) (2)
                (iii) (A) and (a) (2) (iii) (B) of Rule 53.

(ii) No more than 2% of Conectiv's domestic public utility subsidiary employees will render any services, directly or indirectly, to any EWG or FUCO in which Conectiv directly or indirectly holds an interest.

(iii) Conectiv, in connection with any Form U-1 seeking approval of EWG or FUCO financing, will submit copies of such Form U-1 and every certificate filed pursuant to Rule 24 with every federal, state or local regulator having jurisdiction over the retail rates of the public utility companies in the Conectiv holding company system. In addition, Conectiv will submit to each such commission copies of any amendments to any Form U-1 seeking approval of EWG or FUCO financing and any Rule 24 certificates required thereunder, as


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       well as a copy of Item 9 of Conectiv's Form U5S and Exhibits H and I thereof (commencing with the Form U5S to be filed for the calendar year in which the authorization therein requested is granted).

(iv) None of the provisions of paragraph (b) of Rule 53 render paragraph (a) of that Rule unavailable for a transaction requiring Commission approval for the issuance and sale of a security by Conectiv for purposes other than the acquisition of an EWG or FUCO or other transactions by Conectiv or its subsidiaries other than with respect to EWGs or FUCOs.

       (A) Neither Conectiv nor any subsidiary of Conectiv having a book value exceeding 10% of Conectiv's consolidated retained earnings is the subject of any pending bankruptcy or similar proceeding.

       (B) As stated previously, Conectiv is in complete compliance with the August 17 Order, which dealt with the status of Conectiv's consolidated retained earnings.

       (C) Conectiv did not incur operating losses from direct or indirect investments in EWGs and FUCOs in 2000 in excess of 5% of Conectiv's December 31, 2000 consolidated retained earnings.

ITEM 2. FEES, COMMISSIONS AND EXPENSES.

The fees, commissions and expenses to be incurred, directly or indirectly, by Conectiv or any associate company thereof in connection with the proposed transactions are estimated as follows:

        Expenses of Conectiv Resource Partners, Inc.             $ *
        Fees of outside counsel.                                 $ *
        Miscellaneous expenses                                   $ *
                                                                  --
        TOTAL                                                    $ *

* to be filed by amendment.

ITEM 3. APPLICABLE STATUTORY PROVISIONS.

Sections 9 (a)(1), 10 & 11 are applicable to the requested authorizations.

ITEM 4. REGULATORY APPROVAL.

No other regulatory agency has jurisdiction over the proposed transaction.

ITEM 5. PROCEDURE.

Conectiv requests that the Commission issue and publish not later than August 1, 2001, the requisite notice under Rule 23 with respect to the filing of this Declaration. Conectiv further requests that such notice specify a date not later than August 27, 2001 as the date after which the Commission may issue an order granting this Application.

Conectiv waives a recommended decision by a hearing officer or other responsible officer of the Commission; consents that the Staff of the Division of Investment Management may assist in the preparation of the Commission's order; and requests that there be no waiting period between the issuance of the Commission's order and its effectiveness.


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ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

EXHIBITS

        A      Not applicable
        B      Not applicable
        C      Not applicable
        D      Not applicable
        E      Not applicable
        F      Preliminary opinion of counsel (to be filed by amendment)
        G      Form of Federal Register notice

FINANCIAL STATEMENTS:

       FS-1 Conectiv Consolidated Balance Sheet as of March 31, 2001. (incorporated by reference to the filing on Form 10-Q)

       FS-2 Conectiv Consolidated Income Statement for the period ended March 31, 2001 (incorporated by reference to the filing on Form 10-Q)

Since the proposed transactions have no impact on the financial statements of Conectiv nor the consolidated system nor on any subsidiary company, proforma financial statements are omitted.

ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS.

The Commission's action in this matter will not constitute major federal action significantly affecting the quality of the human environment. No other federal agency has prepared or is preparing an environmental impact statement with regard to the proposed transactions.


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                                    SIGNATURE


Pursuant to the requirements of the Act, the undersigned companies have duly caused this Post-Effective Amendment No. 6 to be signed on its behalf by the undersigned thereunto duly authorized.

The signatures of the applicants and of the persons signing on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.


DATE:                               Conectiv
                                    ATS Operating Services, Inc.
                                    Atlantic Generation, Inc.
                                    Atlantic Jersey Thermal Systems, Inc
                                    Conectiv Energy Supply Inc.
                                    Conectiv Operating Services Company
                                    Conectiv Thermal Systems, Inc.


July 23, 2001                       /s/ Philip S. Reese
                                    -------------------
                                    Philip S. Reese
                                    Vice President and Treasurer